AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                            SCEPTRE KABIRWALA, L.L.C.


         This amended and restated limited liability company agreement of Sceptre Kabirwala, L.L.C. (the "Agreement") is made and entered into as of January 26, 1996, by and between Sceptre Kabirwala Power, Inc., a Delaware corporation ("SKPI"), PPD Kabirwala, Inc., a Delaware corporation ("PPD"), and Horizon Energy Development, Inc., a New York corporation ("Horizon").

                                    RECITALS:

         WHEREAS, SKPI and PPD heretofore entered into a limited liability company agreement dated as of May 27, 1994 (the "Prior Agreement") which provided for the formation of a Delaware limited liability company to be known as Sceptre Kabirwala L.L.C. (the "Company");

         WHEREAS, SKPI and PPD formed the Company by filing its Certificate of Formation with the Secretary of State of the State of Delaware on May 27, 1994;

         WHEREAS, the Prior Agreement contemplates that, together with ARS Kabirwala Limited Partnership, a Delaware limited partnership ("ARS-K"), the Company would form a Delaware limited liability company, KPP Investment, L.L.C. ("KPP") and that KPP would join with the Fauji Foundation ("Fauji") in the formation of a company organized under the laws of Pakistan to develop, own, finance and operate an approximately 144 MW (net) low Btu gas-fired plant near Kabirwala, District of Khanewal, in the Punjab Province of Pakistan (the "Project");

         WHEREAS, Sceptre Power Company, a California general partnership ("SPC"), and INTRAG, Inc., a Massachusetts corporation ("INTRAG") entered into a development agreement, so entitled, effective as of May 25, 1994, respecting the Project and said Development Agreement was amended and supplemented by a Side Agreement, so entitled, entered into by and between SPC and INTRAG as of June 12, 1994 ("Development Agreement");

         WHEREAS, SPC has assigned all of its right, title and interest in, to and under the Development Agreement to the Company, and the Company has assumed the obligations of SPC under the Development Agreement;

         WHEREAS, INTRAG has assigned all of its right, title and interest in, to and under the Development Agreement to ARS-K, and ARS-K has assumed the obligations of INTRAG under the Development Agreement;

         WHEREAS, KPP has been formed and KPP and Fauji have entered into a Shareholders' Agreement, dated as of June 12, 1994 ("Shareholders' Agreement"), which provides for the formation and governance under the laws of Pakistan of a company known as Fauji Kabirwala Power Company Limited ("FKPC") which company is to develop, own, finance and operate the Project;

         WHEREAS, FKPC was formed under the laws of Pakistan and received its certificate of incorporation on July 28, 1994;

         WHEREAS, FKPC has entered into an Implementation Agreement with the Government of Pakistan, a Gas Supply Agreement with the Oil & Gas Development Corporation, a Power Purchase Agreement with the Water and Power Development Authority and a Gas Supply/Purchase Agreement with Sui Northern Gas Pipeline Company, some of which said agreements are being or have been renegotiated;

         WHEREAS, in light of the continuing development of the Project, SKPI and PPD desire to amend and restate the Prior Agreement as hereinafter set forth, in order to reflect, among other things, SKPI's assignment of its Interest in the Company to Horizon, Horizon's acceptance of such assignment and its admission to the Company as a Member thereof, and the consequent termination of SKPI's Interest in the Company; and

         WHEREAS, this Agreement is entered into prior to, and in contemplation of, (i) the Project attaining "Financial Closing" (as that term is defined in the Development Agreement), and (ii) the development, negotiation and execution of the documents requisite to attaining such "Financial Closing", hereinafter, the "Project Documents";

         NOW, THEREFORE, in consideration of the foregoing premises and of other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         Section 1.01.     Certain Definitions.  As used herein:

         "Act" means the Delaware Limited Liability Company Act, as amended from time to time.

         "After Tax I.R.R." means the rate of discount which causes the present value of the Equity Return (adjusted for pro forma income taxes and calculated on a stand alone basis) to be equal to the present value of the Investment.

         "Carried Interest Computation Period" means the following respective three (3) month periods, to wit: October through December, January through March, April through June, and July through September, as the case may be.

         "Carried Interest Distributions" means, collectively, the distributions to PPD provided for in Section 6.01(a) of this Agreement.

         "Certificate" means the certificate of formation of the Company as the same may be amended and/or restated from time to time in accordance with the Act.

         "Commercial Operations Date" bears the meaning attributable thereto in the "Revised Lender Draft No. 5 Dated 20 December 1995" of the "Amended and Restated Power Purchase Agreement", by and between The Pakistan Water and Power Development Authority and Fauji Kabirwala Power Company Ltd., as the same may be revised prior to execution thereof and amended from time to time thereafter.

         "Company" means Sceptre Kabirwala, L.L.C.

         "Distributive Interest" means, at any particular time, following the Commercial Operations Date, with respect to each Member, the interest of such Member in the Net Cash Flow of the Company, expressed as a percentage of the total of the interests of all Members in the Net Cash Flow of the Company, at such time. At all times following the Commercial Operations Date, the combined Distributive Interest of all Members shall equal one hundred (100%) percent.

         "Equity Return" means the cash return experienced by Horizon on its Investment in the Project.

         "Interest" means the ownership interest of a member in the Company (which shall be considered personal property for all purposes), consisting of (i) such Member's interest in profits, losses, allocations and distributions; (ii) such Member's right to vote or grant or withhold consents with respect to Company matters as provided herein or in the Act; and (iii) such Member's other rights and privileges, as provided herein and in the Act.

         "Investment" means that part of Horizon's capital contributions to the Company which the Company has contributed to KPP, and which KPP, in turn, has devoted to the purchase of shares of the capital stock of FKPC.


         "I.R.C." means the Internal Revenue Code of 1986, as amended.

         "Managers" means those persons appointed by the Members in accordance with the provisions of Section 5.01 for the management of the business of the Company.

         "Members" means SKPI, PPD and any other Person who shall have been admitted to the Company as a Member thereof in accordance with the terms of this Agreement.

         "Net Cash  Flow"  means,  with  respect  to the  period for which it is computed, the Company's aggregate gross receipts of cash (excluding loan proceeds, advances, capital contributions, and payments of principal on loans made by the Company) less (a) cash used to fund cash reserves which the Managers deem reasonably necessary for the proper operation of the Company's business, (b) cash used to pay Company expenses (including, but not limited to, debt service) not paid for out of the Company's cash reserves previously set aside, and (c) cash used to pay fees and expenses authorized by this Agreement and not paid for out of the Company's reserves previously set aside, all for the like period.

         "Percentage Interest" means at any particular time with respect to each Member, the capital contributions made by such Member to the capital of the Company on or before such time expressed as a percentage of the total capital contributions of all the Members to the capital of the Company made on or before such time. The combined Percentage Interest of all Members shall at all times equal one hundred (100%) percent.

         "Person" bears the meaning attributable thereto under Section 18-101(12) of the Act.

         "Project"  means  an  approximately   144  MW  gas  fired   electricity
         generating plant located near Kabirwala, Punjab Province, Pakistan.

         "Project Net Cash Flow" means, with respect to the period for which it is calculated, the Company's gross cash receipts from KPP which represent or reflect income or other return on (but not of) KPP's investment in the capital stock of FKPC (excluding payments of principal and interest on loans made by the Company or KPP to FKPC), less so much of the following items as is attributable to the Company's ownership of an interest in KPP, computed for the like period, in accordance with generally accepted accounting principles: (a) cash used to fund cash reserves which the Managers deem reasonably necessary for the proper operation of the Company's business, (b) cash used to pay Company expenses (including, but not limited to, debt service) not paid for out of the Company's cash reserves previously set aside, and (c) cash used to pay fees and expenses authorized by this Agreement and not paid for out of the Company's reserves previously set aside.

         "Regulations" means the Treasury Regulations promulgated under the I.R.C., as from time to time in effect.


                                    ARTICLE 2
                      NAME, OFFICE AND FORMATION OF COMPANY

         Section 2.01. Formation. SKPI and PPD hereby ratify the formation of the Company by the filing of the Certificate on May 27, 1994 with the Secretary of State of the State of Delaware and hereby agree and constitute this Amended and Restated Limited Liability Company Agreement as the limited liability company agreement of the Company.

         Section 2.02.     Name.  The name of the Company is Sceptre Kabirwala,
L.L.C.

         Section 2.03. Registered Office and Agent. The registered office and agent of the Company are as set forth in the Certificate.

         Section 2.04. Principal Place of Business. The Company's principal place of business, and the place where its books and records shall be kept, shall be 6 Hutton Centre Drive, Santa Ana, California, or such other place as from time to time determined by the Members. The Company's books and records will be available for inspection and copying by the Members at such office, upon reasonable notice to the Managers, during regular business hours.

         Section 2.05. Powers. The Company shall have all the powers of a limited liability company organized pursuant to the Act including, but not limited to, the development, ownership, financing, construction and operation of the Project, either alone or in conjunction with others, including but not limited to INTRAG, ARS-K, Fauji and their respective affiliates, and in connection therewith to be a member, partner or shareholder of entities formed for the development, ownership, financing, construction and operation of the Project. The Members hereby authorize, ratify and adopt as actions of the Company all actions taken on behalf of the Company to form KPP, including the execution and filing of the Certificate of Formation of KPP and the execution of and entry into by the Company of the Limited Liability Company Agreement of KPP. Execution of such certificate and such agreement by an officer of either Member on behalf of the Company shall constitute the same as the act of the Company.

         Section 2.06. Term. The Company shall dissolve on December 31, 2044, unless earlier dissolved in accordance with this Agreement or pursuant to the Act.

         Section 2.07. Transfer of SKPI's Interest in the Company. SKPI has assigned and transferred, and hereby assigns and transfers, one hundred (100%) percent of its Interest in the Company to Horizon which, by executing this Agreement, accepts such assignment. PPD hereby consents to SKPI's said assignment and transfer of one hundred (100%) percent of its Interest in the Company to Horizon. Upon Horizon's execution of a counterpart of this Agreement, Horizon shall be and become a Member of the Company and SKPI's membership in the Company shall, for all intents and purposes terminate.

                                    ARTICLE 3
                                 CAPITALIZATION

         Section 3.01. Capital Contributions. The initial Capital Contributions of the original Members are as follows:

                                  SKPI   $500.00

                                   PPD   $500.00

         Section 3.02. Additional Capital Contributions. Members may make additional capital contributions under such terms and conditions as may be approved by the Managers. If the Managers determine that additional capital contributions are required for purposes of the Company, the existing Members shall have the first right, but not the obligation, to contribute the additional capital. Each Member shall have the right to contribute a portion of any additional capital in proportion to its Percentage Interest. In the event that not all the Members exercise their rights to contribute their proportionate share of the additional capital, the amount of additional capital needed shall be divided among such Members desiring to contribute additional capital in the same proportion as such respective Members' Percentage Interests bear to the total Percentage Interests of all Members exercising their right to contribute additional capital to the Company.

         Section 3.03.     Capital Accounts.

                  (a) A separate capital account shall be maintained for each Member.

                  (b) Each Member's capital account shall be credited with the amount of money and the fair market value of property (net of liabilities secured by such contributed property which the Company assumes or takes subject
to) contributed by the Member to the capital of the Company; the amount of any Company liabilities assumed by such Member (other than in a distribution of Company property); and such Member's distributive share of Company profits. Each Member's capital account shall be debited with the amount of money and the fair market value of property (net of any liabilities which such Member assumes or takes subject to) distributed to such Member by the Company; the amount of any liabilities of such Member assumed by the Company (other than in connection with a contribution); and such Member's distributive share of Company losses (including items that may be neither deducted nor capitalized for federal income tax purposes).

                  (c) Capital accounts may be positive, negative or zero. No Member shall be under any obligation to restore any deficit in its capital account.

                  (d) Each Member's capital account shall be maintained and adjusted in accordance with the I.R.C. and the Regulations, including without limitation, (i) the adjustments permitted or required by I.R.C. Section 704(b) and, to the extent applicable, the principles expressed in I.R.C. Section 704(c), and (ii) the adjustments required to maintain capital accounts in accordance with the "substantial economic effect test" set forth in the Regulations under I.R.C. Section 704(b).

                  (e) Any Member who shall receive an Interest (or whose Interest shall be increased) by means of a transfer to it of all or part of the Interest of another Member, shall have a capital account which reflects the capital account of the transferred Interest (or the applicable percentage interest thereof in the case of a transfer of a part of an Interest).

                  (f) If distributions under this Agreement are insufficient to return to any Member the full amount of such Member's capital contributions to the Company, such Member shall have no recourse against any other Member or Manager. No Member shall have any obligation to restore, or otherwise pay to the Company, any other Member or any third party, the amount of any deficit in such Member's capital account upon dissolution or liquidation.

         Section 3.04. Return of Capital and Waiver of Partition. No Member shall have the right to demand or receive from the Company any return of capital contributions made pursuant to this Agreement, except with respect to distributions during the term of this Agreement or upon dissolution of the Company. No Member has the right to demand and receive any distribution from the Company in any form other than cash. Except as provided in Section 4.05(a), each Member hereby waives and renounces any right to seek a court decree of dissolution or partition against, or to seek the appointment by a court of a liquidator for, the Company or its property.

         Section 3.05. Advances. Any Member may make advances to the Company, if the Managers believe such advances are reasonably necessary. However, no Member shall be obligated or required to make advances to the Company. Advances (and if the Managers have approved the rate of same, interest thereon) shall be repayable out of available Net Cash Flow prior to any distributions pursuant to
Section 6.01 of this Agreement. Any advances made to the Company pursuant to this Section 3.05 shall be made upon commercially reasonable terms and conditions.


                                    ARTICLE 4
                          RIGHTS AND DUTIES OF MEMBERS

         Section 4.01. Limited Liability. No Member shall be personally liable for any debts, liabilities or obligations of the Company; provided that each Member shall be responsible (i) for the making of any contribution to the capital of the Company required to be made by such Member pursuant to the terms of this Agreement, and (ii) for the amount of any distribution made to such Member that must be returned to the Company pursuant to the Act.

         Section 4.02. Management of Company. The Company's business shall be managed and controlled through the Managers appointed by the Members in accordance with Section 5.01 and otherwise in accordance with the terms of this Agreement.

         Section 4.03. Member Approval. Notwithstanding the general authority of the Managers under Section 5.02, the following matters shall require the unanimous approval of the Members:

                  (a)      any amendment of this Agreement;

                  (b) any merger or consolidation of or involving the Company;

                  (c) any lease, sale, exchange, conveyance or other transfer or disposition of all, or substantially all of the assets of the Company (except that any pledge or grant of a security interest in the assets of the Company in connection with the financing of the Project shall be within the authority of the Managers);

                  (d) engaging in a business other than the development, ownership, financing, construction and operation of the Project and related activities;

                  (e) the assignment of any of the property of the Company in trust for the benefit of creditors, or the making or filing, or acquiescence in the making or filing by any other person, of a petition or other action requesting the reorganization or liquidation of the Company under bankruptcy law; and

                  (f) a determination to continue the business of the Company after the occurrence of a dissolution event.

         Section 4.04. Tax Matters Partner. The Tax Matters Partner of the Company within the meaning of I.R.C. Section 6231(a)(7) shall be Horizon; provided, however, that if such person would not be treated as a party to the proceeding within the meaning of Section 6226(c) and (d) of the Code for any taxable year involved in a partnership proceeding, then the Tax Matters Partner for such year shall be the Member who has the largest Percentage Interest in the Company at the time the Notice of Final Partnership Administrative Adjustment is received who would be treated as a party to the proceeding for such year.

         Section 4.05.     Members Right to Terminate.

                  (a) Upon an adjudicated material breach of the terms of this Agreement by a Member, the non-breaching Member may, at its option, (i) treat such material breach as the resignation of the breaching Member, or (ii) terminate this Agreement and initiate the liquidation of the Company, provided that the non-breaching Member shall first have provided the breaching Member and the Company with written notice of the material breach, and the breaching Member or the Company shall have failed to cure such material breach within 90 days after receipt of such written notice.

                  (b) The provision of the rights in Section 4.05(a) does not preclude a Member from exercising other remedies that are available at law, before, at the same time or following the exercise of rights under Section 4.05(a). Remedies are cumulative, and the exercise of, or failure to exercise, one or more of them by a Member shall not limit or preclude the exercise of, or constitute a waiver of, other remedies by such Member.

         Section 4.06. Remuneration to Members. Except as otherwise provided in this Agreement, no Member shall be entitled to remuneration for participating, as a Member, in the business of the Company.

                                    ARTICLE 5
                                    MANAGERS

         Section 5.01.     Appointment of Managers.

                  (a) PPD shall designate two (2) Managers to act on its behalf in the management and operation of the Company, and Horizon shall designate three (3) Managers to act on its behalf in the management and operation of the Company. Such designation by a Member shall be effective upon delivery by a Member to the other Member of a writing identifying the persons who shall act as Manager on behalf of such Member. The Managers designated by SKPI shall resign effective as of the designation by Horizon of the Managers to act on its behalf.

                  (b) Each Member may remove a Manager designated by it at any time, with or without cause. Such removal shall be effective upon delivery by the Member removing a Manager to the other Member(s) of a notice identifying the Manager(s) to be removed, stating that such Manager(s) is (are) to be removed and the effective date of the removal (if no effective date is specified, the removal shall be effective upon the date of delivery of the notice) hereinafter, the "Effective Date", and naming the person(s) who will replace the removed person(s) as Manager(s).

                  (c) A Manager may resign at any time by written notice to the Members. In the event that there is a vacancy in the position of a Manager, such vacancy shall be filled by the designee named by (i) Horizon, if such vacancy is due to the resignation of a Horizon or SKPI designee, or (ii) PPD, if such vacancy is due to the resignation of the PPD designee.

         Section 5.02.     Approval of Company Actions.

                  (a) Except as otherwise provided in this Agreement or in the Act, all matters relating or pertaining to the Company, its operation or its business shall be determined by approval thereof by a majority vote of the Managers either at a meeting duly held or by a written consent duly executed in accordance with the terms of this Agreement, and the power to act for or to bind the Company shall be vested exclusively in the Managers.

                  (b) The Managers shall have the power and authority to execute and deliver contracts, instruments, filings, notices, certificates and other documents on behalf of the Company. Except as otherwise required by applicable law, any such contract, instrument, certificate or other document shall require the signature of any three (3) Managers or the signature of such officer, employee or agent to whom authority has been delegated by the Managers.

         Section 5.03. Meetings of Managers. Meetings of Managers may be held in person or by means of telephonic or video communication and shall be held upon request of any Manager. Notice of a meeting shall be given to each Manager by the Manager requesting the meeting at least seventy-two hours prior to the time of the meeting. Three (3) Managers present at or participating in the meeting shall constitute a quorum.

         Section 5.04. Actions by Written Consent. Any action may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by three (3) of the Managers. Any written action may be executed in counterparts and transmitted and executed via facsimile.

         Section 5.05. Reports. The Managers shall cause to be prepared and kept at the principal office of the Company and/or distributed to the Members records and reports in accordance with the requirements of the Act. Further, the Managers shall cause copies of all financial and other reports concerning the Project to be distributed to the Members as soon as practicable after receipt thereof by the Company.

         Section 5.06. Compensation; Reimbursement of Expenses. The Managers shall not receive compensation for services rendered to the Company but shall be reimbursed for any expense properly incurred on behalf of the Company.

         Section 5.07. Related Party Transactions. The Managers may cause the Company to obtain products or services from entities controlling, controlled by or under common control with the Managers, the Members or their affiliates and to pay such entities reasonable fees for such products and services.

         Section 5.08. Books of Account. The Company's books and records shall be maintained by the Managers and shall reflect clearly, accurately and in accordance with generally accepted accounting principles all transactions and other matters relative to the Company's business as are usually entered into the books and records of account maintained by persons and entities engaged in businesses of a like character. The Managers shall cause summaries of the Company's financial condition to be provided to the Members quarterly.

         Section 5.09. Bank Accounts. The Company's funds and investments shall be held in one or more bank or other accounts, including brokerage or other investment accounts, established in the name of the Company, as determined by the Managers. Funds may be withdrawn from the Company's accounts upon the signature of any officer, employee or agent to whom authority to do so has been delegated by the Managers.


                                    ARTICLE 6
                          DISTRIBUTIONS AND ALLOCATIONS

         Section 6.01.     Distributions.

                  (a) The Managers shall cause to be distributed to PPD the following amounts, on or before the end of the calendar month following the end of each Carried Interest Computation Period during which the Company experiences Project Net Cash Flow, to wit:

                           (i)              With  respect  to  the  period
beginning with the initial Carried Interest Computation Period during which the Company experiences Project Net Cash Flow and ending with the close of the Carried Interest Computation Period (if any) during which Horizon shall first experience a fifteen (15%) percent After Tax I.R.R. (after Carried Interest Distributions), ten (10%) percent of the Project Net Cash Flow experienced by the Company during the said respective Carried Interest Computation Periods;

                           (ii)             With  respect  to the period
beginning with the commencement of the Carried Interest Computation Period immediately following the Carried Interest Computation Period (if any) during which Horizon shall have first experienced a fifteen (15%) percent After Tax I.R.R., and ending with the end of the Carried Interest Computation Period (if any) during which Horizon shall first experience a twenty (20%) percent After Tax I.R.R. (after Carried Interest Distributions), fifteen (15%) percent of the Project Net Cash Flow experienced by the Company during the said respective Carried Interest Computation Periods; and

                           (iii)    With  respect to the period  beginning  with
the commencement of the Carried Interest Computation Period immediately following the end of the Carried Interest Computation Period (if any) during which Horizon shall first experience a twenty (20%) percent After Tax I.R.R. (after Carried Interest Distributions), twenty-five (25%) percent of the Project Net Cash Flow experienced by the Company.

                  (b) On or before October 31, January 31, April 30, and July 31 of each year, the Managers shall cause to be distributed to the Members, in proportion to their respective Percentage Interests in the Company, so much of the Net Cash Flow experienced by the Company during the immediately preceding Carried Interest Computation Period as remains after the distributions (if any) referred to in sub-section (a) of this Section 6.01 have been effected or provided for.

         Section 6.02. Allocations of Taxable Net Income and Loss. The income, gains, deductions, losses and credits of the Company shall be determined in accordance with the Members' respective Percentage Interests in conformity with standard federal income tax accounting principles consistently applied.

         Section 6.03. Tax Matters Handled by the Company. The Managers on behalf of the Company shall have full authority to negotiate with, to conclude agreements with or to refuse to agree with any taxing authorities as to the taxable income of the Company for any taxable period and any determination of such taxable income shall be binding upon the Members each of whom individually shall be liable to pay any additional tax and interest or entitled to receive any refund and interest resulting from such determination. The Company shall not be responsible for any loss or damage to any Member, as a result of any such determination or failure to arrive at a determination. The Company may also make such elections including, without limitation, an election under Section 754 of the Code, as the Managers may determine.

                                    ARTICLE 7
                         CHANGES IN MEMBERS OR INTERESTS

         Section 7.01. New Members. New Members may be admitted to the Company on terms unanimously approved by the Managers and upon signing a counterpart of this Agreement, as the same may have been supplemented or amended at the time of such execution.

         Section 7.02. Transfer Restrictions. No Member may sell, assign, encumber, pledge, grant a security interest in, or otherwise dispose of, voluntarily or involuntarily, in whole or in part, its Interest in the Company without the prior written consent of all Members (which said consent shall not be unreasonably withheld or delayed) and any attempt to do so without such consent shall be void and of no force and effect.

         Section 7.03. Bankruptcy of a Member. In the event of a Bankruptcy (as defined in the Act) of a Member, such Member shall cease to be a Member of the Company.

         Section 7.04. Resignation of a Member. A Member may resign at any time upon, and effective as of the end of, not less than six (6) months prior written notice to the Company at its principal place of business and to each of the remaining Members. Unless the resignation of a Member constitutes a dissolution event under Section 9.01(a) of this Agreement, the resigning Member shall not be entitled to any distribution or payment as a result, or by virtue, of such resignation pursuant to Section 18-604 of the Act, or otherwise, except as provided for in, and pursuant to, Section 9.03(c) of this Agreement.

                                    ARTICLE 8
                                 INDEMNIFICATION

         Section  8.01.  Indemnification.  The Company will  indemnify  and hold harmless the Members, and their officers, directors, employees, agents, shareholders, parents, partners and equity holders, the Managers and officers of the Company (each an "Indemnified Person") from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys fees and charges) judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnified Person may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of the Company, regardless of whether the Indemnified Person continues to be in such capacity at the time any such liability or expense is paid or incurred, if (i) the Indemnified Person acted in good faith and in a manner it or he reasonably believed to be consistent with the provisions of this Agreement and in, or not opposed to, the interests of the Company, and, with respect to any criminal proceeding, has no reason to believe his conduct was unlawful, and (ii) the Indemnified Person's conduct did not constitute actual fraud, gross negligence or willful misconduct.

         Section 8.02. Expenses. Expenses incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding subject to Section 8.01 shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnified Person to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified as authorized in Section 8.01. The indemnification provided by
Section 8.01 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or equity, or otherwise, shall continue as to an Indemnified Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, and administrators of the Indemnified Person.

                                    ARTICLE 9
                                   DISSOLUTION

         Section 9.01. Events of Dissolution. The Company shall be dissolved upon the earliest to occur of the following:

                  (a) the resignation, Bankruptcy (as defined in the Act) or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member in the Company under the Act (but excluding a termination of membership resulting from a transfer of a Member's entire Interest in accordance with Section 7.02), unless, in any such event, the business of the Company is continued by the consent of each remaining Member within ninety (90) days following the occurrence of any such event;

                  (b) the sale of all or substantially all of the Company's assets;

                  (c) the unanimous written agreement of the Members to dissolve the Company; or

                  (d)      the end of the fixed term of the Company.

         Section 9.02. Winding Up. Upon dissolution of the Company, the Managers, or if there are no managers, the Members, shall designate a person, who may be one of the Managers or the Members, to wind up the affairs of the Company (herein referred to herein as the "Liquidator"). The Liquidator shall proceed to wind up the business and affairs of the Company in accordance with the terms of this Agreement and the Act. A reasonable amount of time shall be allowed for the period of winding up in light of prevailing market conditions and so as to avoid the undue loss in connection with any sale of Company assets. This Agreement shall remain in full force and effect during the period of winding up. Following the completion of the winding up of the affairs of the Company and the distribution of its assets, the Company shall be deemed terminated and the Liquidator shall file a certificate of cancellation in the office of the Secretary of State of the State of Delaware as required by the Act.

         Section 9.03. Distribution on Sale or Liquidation. Upon the sale of all or substantially all of the assets of the Company or in connection with the winding up of the Company, the assets of the Company, shall be distributed in accordance with the following priority:

                  (a) First, to creditors, including Members and Managers who are creditors (other than by reason of the operation and effect of Section 18-601 of the Act) to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof);

                  (b) Second, to the Members in satisfaction of liabilities for distributions under Section 18-601 of the Act;

                  (c) Third, to former Members in satisfaction (without interest) of liabilities for distributions under Section 18-604 of the Act, computed on the basis of the resigning Member's Distributive Interest in the Company on the effective date of such Member's resignation;

                  (d) Fourth, to the Members in proportion to their respective capital account balances, to the extent the same are positive, up to the full amount thereof (after giving effect to adjustments to capital accounts through the date of distribution); and

                  (e) all remaining assets shall be distributed to the Members in proportion to their respective Distributive Interests in the Company immediately preceding the dissolution event.

                                   ARTICLE 10
                                     GENERAL

         Section 10.01 Horizon's Interest. Anything in this Agreement to the contrary notwithstanding, neither (i) Horizon's Interest in the Company, nor
(ii) the "NFGC Percentage", as that term is defined in the Sponsor Support Agreement by and between Fauji, KPP, SKLLC, Horizon, National Fuel Gas Company, FKPC, Asian Development Bank, Export Development Corporation, and the Trustee, shall ever be or become less than the highest applicable minimum amount or percentage, respectively, (if any) set forth in the Project Documents.

         Section 10.02. Amendment. This Agreement may be amended only by a written agreement signed by each of the Members. Any waiver of any of the terms thereof shall be effective only for the instance for which it is given and shall not constitute a waiver of a subsequent occurrence or of any other provision hereof.

         Section 10.03. Notices. Any notice under the provisions hereof shall be in writing and shall be deemed given when delivered in person, via messenger or telecopy, to or deposited in the United States mails, postage prepaid, addressed as follows:

         If to PPD:       c/o Sceptre Power Company
                          Suite 1200
                          6 Hutton Centre Drive
                          Santa Ana, California 92707
                          Facsimile: 714-546-1801

         If to Horizon:   Horizon Energy Development, Inc.
                          10 Lafayette Square
                          Buffalo, New York 14203
                          Facsimile: 716-857-7206

         Section 10.04.    Binding   Agreement.   This   Agreement   shall   be
binding upon the executors, administrators, estates, heirs and legal successors of the parties hereto.


         Section 10.05. Governing Law. This Agreement and all questions arising hereunder shall be determined in accordance with the law of Delaware.

         Section 10.06. Severability. If any term or other provision of this Agreement shall be declared to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party to this Agreement. Upon any binding determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties to this Agreement as closely as possible in an acceptable and legally enforceable manner, to the end that the transactions contemplated hereby may be effected to the full extent possible.

         Section 10.07. Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart. Delivery of an executed agreement to the other party by facsimile shall constitute execution of a counterpart of this Agreement.

         Section 10.08. Complete Agreement. This Agreement constitutes and contains the entire agreement among the parties hereto with respect to the subject matter hereof and replaces and supersedes all prior written and oral agreements or statements by and between said parties respecting such subject matter. No amendment of this Agreement shall be effective unless made in accordance with Section 10.01 hereof.

         IN WITNESS WHEREOF the undersigned have caused this Amended and Restated Limited Liability Company Agreement of Sceptre Kabirwala, L.L.C. to be executed by their duly authorized officers as of the day and year first above written.

                                            PPD KABIRWALA, INC.

                                            By: /s/ Ken Ross
                                               --------------------------------
                                               Kenneth M. Ross
                                            Its: Vice President


                                            SCEPTRE KABIRWALA POWER, INC.

                                            By: /s/ Ken Ross
                                               --------------------------------
                                               Kenneth M. Ross
                                            Its: Vice President



                                            HORIZON ENERGY DEVELOPMENT, INC.

                                            By: /s/ Gerald T. Wehrlin
                                               --------------------------------

                                            Its:
                                                -------------------------------